Exhibit 10.23

SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (this “Agreement”) dated August 28, 2012 to be effective as of the same date (the “Effective Date”), is by and between Coil Tubing Technology, Inc., a Nevada corporation (“Coil Tubing”) and Jerry Swinford, an individual (“Swinford”), each referred to herein as a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a Executive Employment Agreement on or around November 30, 2010, a copy of which is attached hereto as Exhibit A and a First Amendment to Employment Agreement dated December 21, 2011, a copy of which is attached hereto as Exhibit B (collectively, the “Employment Agreement”);

WHEREAS, capitalized terms used herein shall have the meaning ascribed to such terms in the Employment Agreement, unless otherwise stated herein or the context requires otherwise; and

WHEREAS, the Parties desire to enter into this Agreement to modify and amend the Employment Agreement as provided below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other consideration, which consideration the Parties hereby acknowledge and confirm the sufficiency thereof, the Parties hereto agree as follows:

1.                      Amendments to Employment Agreement.

(a)           The introductory paragraph to Section 4 (and not any other sections of Section 4 (other than Section 4(c) as provided below)) shall be amended and restated as follows:

“Compensation Salary. Until termination of Officer's employment hereunder, unless otherwise provided herein, the Company shall pay Officer an annual base salary of not less than $108,000, provided that such annual salary shall be increased to $120,000 on July 1, 2012 (pro-rated for the remainder of the 2012 calendar year), less applicable withholdings, payable in equal monthly (or other more frequent periodic) installments at the usual times as payment of compensation to the Company's senior Officers. A review of Officer's performance shall be held on an annual basis in each January until the termination of this Agreement.”

(b)           Section 4(c) of the Employment Agreement shall be amended and restated as follows (all share amounts and exercise prices described below have already been retroactively adjusted for the Company’s 1:300 reverse stock split):

“(c)           Officer shall receive an option (the “Option”) with the following terms and conditions:

i.
The Officer shall be granted an option to purchase 401,667 shares of the Company’s common stock (the “Initial Option”), which Initial Option shall have such terms and conditions as described below, provided that options to purchase 1,667 shares of common stock shall vest to the Officer upon the Execution Date (the “Execution Option”), with options to purchase the remaining amount of the Initial Option vesting to the Officer, over the four years following the Execution Date as follows: 100,000 options shall vest on December 14, 2011 (the “2011 Option”), 100,000 options shall vest on December 31, 2012 (the “2012 Option”), 100,000 options shall vest on December 31, 2013 (the “2013 Option”), and the final 100,000 options shall vest on December 31, 2014 (the “2014 Option”), provided that the Officer is still employed by the Company on such date(s).

ii.
The Execution Option shall have an exercise price of $7.50 per share, the 2011 Option shall have an exercise price of $1.00 per share, and the 2012 Option, 2013 Option and 2014 Option shall have an exercise price equal to $1.00 per share, subject in each case to adjustment for stock splits and recapitalizations as provided in the Option.

iii.
Each portion of the Option which vests to the Officer as provided above shall be exercisable by Officer at any time until the tenth anniversary of the initial grant date of the Option, provided that termination of the Option shall be subject to the termination provisions of the Company’s 2010 and 2012 Stock Incentive Plan (the “Plan”), and all Options shall provide for a cashless exercise provision.

iv.	The Option shall be evidenced by Option Agreements in such form as approved by the Company’s Board of Directors, and with terms and conditions consistent with the Plan.”

(c)           A new Section 4(a)(1) shall be added to the Employment Agreement directly following Section 4(a) as follows:

“(1)         Profit Sharing.  The Officer shall receive a bonus equal to 2.5% of the Company’s Gross Profit (the “Profit Bonus”, which shall be included in each reference to the “Bonus” as such term is used throughout the remainder of this Agreement) monthly in arrears for each month from January 2013 through December 2013 (each a “Profit Sharing Month”), which Profit Bonus shall be paid to the Officer by the Company based on the applicable Profit Sharing Month’s Profit, by the later of (a) the 15th day of the month following the applicable Profit Sharing Month (for example, the Profit Bonus due for the month of January 2013 shall be paid to Officer by February 15, 2013); and (b) five (5) days after the date such Profit for the applicable Profit Sharing Month is first calculated. “Gross Profit” shall be defined as the Company’s Gross Profit (in the event the Company has a gross loss for any period, there shall be no Gross Profit for the applicable period) for each applicable period, calculated by taking the Company’s revenue for the applicable period and subtracting cost of revenues.”

2.           Reconfirmation of Employment Agreement. The Parties hereby reaffirm all terms, conditions, covenants, representations and warranties made in the Employment Agreement, to the extent the same are not amended hereby.

3.           Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Employment Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Employment Agreement as modified or waived hereby.

4.           Employment Agreement to Continue in Full Force and Effect.  Except as specifically modified herein, the Employment Agreement and the terms and conditions thereof shall remain in full force and effect.

5.           Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

“COIL TUBING”
COIL TUBING TECHNOLOGY, INC.

/s/ Jason Swinford
Jason Swinford
Chief Executive Officer

Date: 8-28-12

“SWINFORD”

         /s/ Jerry Swinford
         Jerry Swinford
         Date: 8-28-12

Acknowledged and Agreed to by:

/s/ Herbert C. Pohlmann
Herbert C. Pohlmann
Date: 8-28-12